Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Delivers Record 2006 Revenue and Earnings Per Share

(Cincinnati; January 24, 2007) — Convergys Corporation (NYSE: CVG), a global leader in providing customer care, human resources, and billing services, announced today its financial results for the fourth quarter and full year of 2006.

HIGHLIGHTS

•	Record 2006 revenue of $2.8 billion, up 8 percent

•	Record 2006 earnings of $1.17 per diluted share, up 36 percent

•	Fourth quarter revenue of $720.0 million, up 8 percent

•	Earnings of $0.32 per diluted share in the fourth quarter, up 100 percent

•	Fourth quarter Customer Care revenue up 10 percent; operating income up 14 percent

•	Free cash flow of $97 million in the fourth quarter and $257 million for the full year.

Convergys fourth quarter revenues of $720.0 million were up 8 percent compared to the fourth quarter of 2005 reflecting growth from the Customer Care and Employee Care segments. Fourth quarter net income increased 90 percent to $44.5 million, or $0.32 per diluted share, versus $23.4 million or $0.16 per diluted share in the prior year.

“Our record 2006 results reflect the work begun in 2004 to deliver better shareholder returns while restoring earnings growth by transforming our business,” said Jim Orr, Chairman and CEO of Convergys. “Our significant focus on operating performance, management development, enhanced use of metrics and accountability have driven a higher level of performance. These efforts, combined with the key wins we are experiencing around the world, our financial capacity, and momentum have us well positioned to face future challenges and deliver further improvement in 2007 and beyond.”

Convergys Performance Overview

Convergys net income improved $21.1 million in the fourth quarter compared to the same period last year. This improvement in net income was principally due to a $6.4 million increase in Customer Care operating income, a $9.3 million increase in Convergys’ cellular partnership equity earnings, and a $19.0 million favorable change in income tax expense (improved international results in the fourth quarter of 2006 and the impact of foreign cash repatriations in the same period last year), offset in part by a $9.6 million decline in Information Management operating income and $5.5 million of additional long-term compensation expense.

Operating Performance by Segment

Customer Care

Customer Care revenues of $468.1 million were up 10 percent in the fourth quarter compared to the same period last year. Strong growth from several existing clients in each of our verticals: Communication, Technology, Financial Services, and Other, contributed to the revenue growth. Customer Care operating income and operating margin were $53.5 million and 11.4 percent, respectively, compared with $47.1 million and 11.1 percent in the prior year. The operating income improvement reflects both revenue growth and operational efficiencies. Increased costs of approximately $12 million caused by the impact of a weakened U.S. dollar partially offset the improvements.

Information Management

Information Management revenues of $194.0 million were down one percent in the fourth quarter compared to the same period last year. Strong growth in international operations largely offset the decline in data processing revenue caused by a client migration. Information Management operating income and operating margin were $31.2 million and 16.1 percent, respectively, compared with $40.8 million and 20.7 percent in the prior year. The operating margin for the quarter is consistent with results recorded throughout the first nine months of 2006, but below a strong fourth quarter last year. Operating income for the fourth quarter included a restructuring action taken to better align cost structure to future business needs.

Employee Care

Employee Care revenues of $57.9 million were up 20 percent in the fourth quarter compared to $48.2 million in the same period last year. Revenue increased as a result of recent client implementations. Employee Care operating loss increased to $12.0 million compared to an operating loss of $10.1 million in the prior year. A majority of the loss in the fourth quarter was due to a reserve for the resolution of issues relating to the State of Florida contract, restructuring charges, and increased costs related to a client implementation. Improvements resulting from cost reductions and on-going operating efficiencies partially offset these items.

Other Items

•	Convergys recorded a restructuring charge of $12.5 million in the fourth quarter of 2006 versus $12.3 million in the fourth quarter of 2005. The $12.5 million restructuring charge includes $24.1 million of severance costs, $0.5 million of facility closure costs and the reversal of $12.1 million in abandonment costs for a facility being brought back into service to support consolidation of operations in the United Kingdom. Restructuring actions were taken in each business segment, including $6.5 million in Customer Care, $2.1 million in Employee Care, and $0.8 million in Information Management. The Information Management restructuring charge included severance charges of $12.9 million largely offset by the $12.1 million reversal described above.

•	The cellular partnerships contributed pre-tax equity earnings of $4.7 million during the fourth quarter. This compares to a loss of $4.6 million during the same period last year. Equity earnings of $11.8 million for the full year were in line with the $12.4 million in 2005.

•	The effective tax rate was 23.7 percent in the fourth quarter. The lower tax rate was due to a benefit from improved international performance, including the reversal of the UK facility costs mentioned above.

•	Cash flow from operating activities was $119.2 million in the fourth quarter. Free cash flow was $97.1 million compared to $105.8 million for the same period in the prior year. Free cash flow for the full year 2006 was $256.9 million.

•	Days sales outstanding (DSO) declined to 70 days at December 31, 2006. This compares to 73 days at September 30, 2006.

•	The increase in deferred charges in the quarter, net of amortization and deferred implementation revenue, was $7.9 million.

•	During the fourth quarter, Convergys recorded $10.5 million in non-cash stock based compensation expense. During the fourth quarter of 2005, this amount was $7.0 million.

•	During the fourth quarter, Convergys repurchased 2.8 million shares at a cost of $63.2 million and an average price of $22.72 per share. During 2006, Convergys repurchased 6.2 million shares at an average price of $20.56 per share.

Financial Guidance

•	In a departure from previous practice, starting in 2007, Convergys will provide only annual earnings guidance but will provide updates to this annual guidance on a quarterly basis.

•	Convergys continues to expect overall revenue and earnings improvement to yield 2007 GAAP EPS of more than $1.20 per share.

•	Convergys’ 2007 expectations include:

— Continued expansion in Customer Care revenue and earnings, with seasonal effects driving relatively stronger performance in the second half of the year.

— Sequential declines in Information Management revenue, operating income, and operating margin due to the Cingular and Sprint migrations.

— Improvement in Employee Care revenue and profitability.

FORWARD-LOOKING STATEMENTS DISCLOSURE AND “SAFE HARBOR” NOTE:

This news release contains forward-looking statements that reflect Convergys’ expectations as of January 24, 2007. Actual results of Convergys could differ materially from those discussed herein. Potential risk factors that could cause or contribute to actual results being materially different from those in the forward-looking statements include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, continued consolidation in the markets we serve, terrorist activities and responses of the United States and other nations to such activities, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2005, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements.

NON-GAAP FINANCIAL MEASURES:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Convergys provides non-GAAP free cash flow, revenues excluding Cingular, and earnings excluding non-cash stock-based compensation expense.

Convergys’ management believes that these non-GAAP financial measures provide management and investors with (1) a more comprehensive understanding of the company’s underlying performance, (2) a useful comparison of current results with past and future results, and (3) an enhanced understanding of the company’s prospects for the future. However, Convergys recognizes that there are limitations associated with the use of these non-GAAP financial measures as they do not reflect all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

As described above, Convergys uses the following non-GAAP measures:

Free cash flow — Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Revenues excluding Cingular — The company uses revenues excluding Cingular to assess the revenue growth of the business excluding the impact of Cingular’s migration of acquired subscribers off AT&T Wireless’s billing and customer care systems that was announced in 2004. Before the acquisition of AT&T Wireless by Cingular in 2004, AT&T Wireless was Convergys’ largest client. For the first year after the merger, the company experienced a decline in customer care revenue primarily as a result of business changes instituted by Cingular related to former AT&T Wireless operations. Over the past year, the company has been assisting Cingular with migrating subscribers off the AT&T Wireless billing systems that Convergys supports onto Cingular’s in-house systems, one of which Convergys continues to support. As a result of this migration, data processing revenues from Cingular have declined. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, revenues excluding Cingular, and the GAAP measure, revenues, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Earnings excluding non-cash stock-based compensation expense — Management uses earnings excluding non-cash stock-based compensation expense to compare operating results to competitors, without regard to the impact of various long-term incentive plans, including stock option and restricted stock compensation approaches. Management believes the stock-based compensation plans of competitors vary and therefore, comparison of the company’s results to those of its competitors on a GAAP EPS basis alone would not be as useful, particularly during the transition to SFAS 123(R) reporting. Management also believes excluding these expenses facilitates comparison to the company’s historical operating performance. For this latter reason, management does not allocate these expenses to the company’s segment results, and excludes these expenses from internal analysis of business segment results. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by utilizing both the non-GAAP measures, earnings excluding non-cash stock-based compensation expense, and the GAAP measures, income before tax, net income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purpose described above.

CONFERENCE CALL NOTE:

Convergys will host a conference call on Wednesday, January 24, at 10:00 AM, EST, to discuss the company’s fourth quarter results. It will feature Jim Orr, Chairman and CEO, and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG) is a global leader in providing customer care, human resources, and billing services. Convergys combines specialized knowledge and expertise with solid execution to deliver outsourced solutions, consulting services, and software support. Clients in more than 70 countries speaking nearly 35 languages depend on Convergys to manage the increasing complexity and cost of caring for customers and employees. Convergys serves the world’s leading companies in many industries including communications, financial services, technology, and consumer products.

Convergys is a member of the S&P 500 and a Fortune Most Admired Company. Headquartered in Cincinnati, Ohio, Convergys has approximately 74,000 employees in 75 customer contact centers, three data centers, and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia. For more information visit www.convergys.com

Convergys and the Convergys logo are registered trademarks of Convergys Corporation.

Investor Contact:

David Stein, Vice President of Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

##

Convergys Corporation

Revenues, Net Income and Earnings Per Common Share

In Millions Except Per Share Amounts

(Unaudited)

	Fourth Quarter				Twelve Months
			Change				Change
	2006	2005	Amount	%	2006	2005	Amount	%
Revenues:
Customer Care	$468.1	$424.5	$43.6	10	$1,803.1	$1,641.5	$161.6	10
Information Management	194.0	196.9	(2.9)	(1)	775.3	778.1	(2.8)	0
Employee Care	57.9	48.2	9.7	20	211.4	162.5	48.9	30

Total	$720.0	$669.6	$50.4	8	$2,789.8	$2,582.1	$207.7	8

Operating Income (Loss):
Customer Care	$53.5	$47.1	$6.4	14	$202.4	$154.3	$48.1	31
Information Management	31.2	40.8	(9.6)	(24)	124.5	145.1	(20.6)	(14)
Employee Care	(12.0)	(10.1)	(1.9)	(19)	(38.4)	(50.4)	12.0	24
Corporate and Other	(14.3)	(11.1)	(3.2)	29	(35.6)	(25.4)	(10.2)	40

Total	$58.4	$66.7	$(8.3)	(12)	$252.9	$223.6	$29.3	13

Net Income	$44.5	$23.4	$21.1	90	$166.2	$122.6	$43.6	36
Earnings Per Common Share
-Basic	$0.32	$0.17	$0.15	88	$1.20	$0.88	$0.32	36
-Diluted	$0.32	$0.16	$0.16	100	$1.17	$0.86	$0.31	36

Weighted Average Common Shares Outstanding
-Basic	137.0	139.2	(2.2)	(2)	138.4	140.0	(1.6)	(1)
-Diluted	140.7	142.6	(1.9)	(1)	141.7	142.9	(1.2)	(1)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-K for the annual period ended December 31, 2006.

Convergys Corporation

Consolidated Statements of Income

In Millions Except Per Share Amounts

(Unaudited)

(In millions except per share amounts)	For the Three Months Ended Dec. 31,		% Change	For the Twelve Months Ended Dec. 31,		% Change
	2006	2005		2006	2005
Revenues:
Customer
Care
Communications	$250.9	$221.5	13	$953.2	$886.6	8
Technology	39.5	36.2	9	157.1	139.3	13
Financial Services	68.4	63.3	8	262.2	246.3	6
Other	109.3	103.5	6	430.6	369.3	17

Total Customer Care Revenues	468.1	424.5	10	1,803.1	1,641.5	10
Information Management
Data Processing	73.7	85.7	(14)	301.1	340.5	(12)
Professional and Consulting	65.8	65.3	1	287.2	267.6	7
License and Other	54.5	45.9	19	187.0	170.0	10

Total Information Management Revenues	194.0	196.9	(1)	775.3	778.1	0
Employee Care	57.9	48.2	20	211.4	162.5	30

Total Revenues	720.0	669.6	8	2,789.8	2,582.1	8

Costs and Expenses:
Cost of Providing Services and Products Sold	452.9	399.7	13	1,754.8	1,583.0	11
Selling, General and Administrative	141.4	134.1	5	542.0	530.1	2
Research and Development Costs	21.1	19.6	8	84.9	76.9	10
Depreciation	31.7	32.3	(2)	130.1	126.1	3
Amortization	2.0	4.9	(59)	12.6	21.2	(41)
Restructuring Charges	12.5	12.3	2	12.5	21.2	(41)

Total Costs and Expenses	661.6	602.9	10	2,536.9	2,358.5	8

Operating Income	58.4	66.7	(12)	252.9	223.6	13
Equity in Earnings (Losses) of Cellular Partnerships	4.7	(4.6)	—	11.8	12.4	(5)
Other Income (Expense), net	0.8	(0.3)	—	2.7	(1.4)	—
Interest Expense	(5.6)	(5.6)	—	(22.8)	(21.2)	8

Income Before Income Taxes	58.3	56.2	4	244.6	213.4	15
Income Taxes	13.8	32.8	(58)	78.4	90.8	(14)

Net Income	$44.5	$23.4	90	$166.2	$122.6	36

Earnings Per Common Share
Basic	$0.32	$0.17	88	$1.20	$0.88	36

Diluted	$0.32	$0.16	100	$1.17	$0.86	36

Weighted Average Common Shares Outstanding
Basic	137.0	139.2		138.4	140.0
Diluted	140.7	142.6		141.7	142.9

Other Data
Operating Margin	8.1%	10.0%		9.1%	8.7%

Market Price Per Share
High	$24.93	$17.90		$24.93	$17.90
Low	$19.91	$13.58		$15.43	$12.57
Close	$23.78	$15.85		$23.78	$15.85

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-K for the annual period ended December 31, 2006.

Convergys Corporation

Consolidated Balance Sheets

In Millions

(Unaudited)

	Dec. 31, 2006	Dec. 31, 2005
Assets
Cash and Cash Equivalents	$235.9	$196.0
Receivables – Net	545.6	521.1
Other Current Assets	148.7	131.9
Property and Equipment – Net	368.6	404.7
Other Assets	1,241.5	1,157.7

Total Assets	$2,540.3	$2,411.4

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$83.9	$134.7
Other Current Liabilities	524.0	483.1
Other Liabilities	217.7	141.0
Long-Term Debt	259.6	297.5
Common Shareholders’ Equity	1,455.1	1,355.1

Total Liabilities and Shareholders’ Equity	$2,540.3	$2,411.4

Convergys Corporation

Summarized Statement of Cash Flows

In Millions

(Unaudited)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(In millions)	2006		2005		2006		2005

Cash provided by operating activities	$119.2		$150.9		$353.4		$232.7
Cash used in investing activities	(52.1	)(a)	(45.2	)(a)	(127.5	)(b)	(138.3	)(b)
Cash provided (used) in financing activities	(81.6)		41.0		(186.0)		43.2

Net increase (decrease) in cash	$(14.5)		$146.7		$39.9		$137.6

(a)	Includes $22.1 and $45.1 of capital expenditures, net, for the three months ended December 31, 2006 and 2005, respectively.
(b)	Includes $96.5 and $125.9 of capital expenditures, net, for the twelve months ended December 31, 2006 and 2005, respectively.

Convergys Corporation

Customer Care

Operating Segment Data

In Millions

(Unaudited)

	For the Three Months Ended Dec. 31,		% Change	For the Twelve Months Ended Dec. 31,		% Change
	2006	2005		2006	2005
Revenues:
Communications	$250.9	$221.5	13	$953.2	$886.6	8
Technology	39.5	36.2	9	157.1	139.3	13
Financial Services	68.4	63.3	8	262.2	246.3	6
Other	109.3	103.5	6	430.6	369.3	17

Total Customer Care Revenues	468.1	424.5	10	1,803.1	1,641.5	10

Costs and Expenses:
Cost of Providing Services and Products Sold	305.5	273.5	12	1,180.4	1,077.2	10
Selling, General and Administrative	83.6	75.9	10	335.8	308.2	9
Research and Development Costs	2.2	2.4	(8)	8.6	8.6	0
Depreciation	16.1	17.4	(7)	65.4	68.7	(5)
Amortization	0.7	2.7	(74)	4.0	10.7	(63)
Restructuring Charges	6.5	5.5	18	6.5	13.8	(53)

Total Costs and Expenses	414.6	377.4	10	1,600.7	1,487.2	8

Operating Income	$53.5	$47.1	14	$202.4	$154.3	31

Operating Margin	11.4%	11.1%		11.2%	9.4%

The operating segment data for Customer Care shown above reflects the detailed revenue and expense data for Customer Care, as reported under U.S. GAAP, that will be presented in the Convergys 10-K for the annual period ended December 31, 2006.

Convergys Corporation

Information Management

Operating Segment Data

In Millions

(Unaudited)

	For the Three Months Ended Dec. 31,		% Change	For the Twelve Months Ended Dec. 31,		% Change
	2006	2005		2006	2005
Revenues:
Data Processing	$73.7	$85.7	(14)	$301.1	$340.5	(12)
Professional and Consulting	65.8	65.3	1	287.2	267.6	7
License and Other	54.5	45.9	19	187.0	170.0	10

Total Information Management Revenues	194.0	196.9	(1)	775.3	778.1	0

Costs and Expenses:
Cost of Providing Services and Products Sold	104.5	97.7	7	420.1	400.2	5
Selling, General and Administrative	30.0	31.8	(6)	114.4	125.9	(9)
Research and Development Costs	18.6	16.9	10	75.0	66.6	13
Depreciation	8.0	8.2	(2)	33.6	32.3	4
Amortization	0.9	1.5	(40)	6.9	8.0	(14)
Restructuring Charges	0.8	—	—	0.8	—	—

Total Costs and Expenses	162.8	156.1	4	650.8	633.0	3

Operating Income	$31.2	$40.8	(24)	$124.5	$145.1	(14)

Operating Margin	16.1%	20.7%		16.1%	18.6%

The operating segment data for Information Management shown above reflects the detailed revenue and expense data for Information Management, as reported under U.S. GAAP, that will be presented in the Convergys 10-K for the annual period ended December 31, 2006.

Convergys Corporation

Employee Care

Operating Segment Data

In Millions

(Unaudited)

	For the Three Months Ended Dec. 31,		% Change	For the Twelve Months Ended Dec. 31,		% Change
	2006	2005		2006	2005
Revenues	$57.9	$48.2	20	$211.4	$162.5	30

Costs and Expenses:
Cost of Providing Services and Products Sold	42.7	28.4	50	154.0	105.4	46
Selling, General and Administrative	21.2	24.4	(13)	77.9	90.6	(14)
Research and Development Costs	0.3	0.3	0	1.3	1.7	(24)
Depreciation	3.2	3.2	0	12.8	11.4	12
Amortization	0.4	0.7	(43)	1.7	2.5	(32)
Restructuring Charges	2.1	1.3	62	2.1	1.3	62

Total Costs and Expenses	69.9	58.3	20	249.8	212.9	17

Operating Income	$(12.0)	$(10.1)	(19)	$(38.4)	$(50.4)	24

The operating segment data for Employee Care shown above reflects the detailed revenue and expense data for Employee Care, as reported under U.S. GAAP, that will be presented in the Convergys 10-K for the annual period ended December 31, 2006.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

In Millions

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2006	2005	2006	2005
Cash provided by operating activities	$119.2	$150.9	$353.4	$232.7
Accounts receivable securitization	—	—	—	100.0
Capital expenditures, net	(22.1)	(45.1)	(96.5)	(125.9)

Free cash flows (a non-GAAP measure)	$97.1	$105.8	$256.9	$206.8

Free cash flow - Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Convergys Corporation

Reconciliation of GAAP Revenues to Revenues Excluding Cingular

In Millions

(Unaudited)

Consolidated
Fourth Quarter 2006
Revenues as reported	$720.0
Adjustments:
Revenues from Cingular	75.5

Revenues excluding Cingular (a non-GAAP measure)	$644.5

Year to Date 2006
Revenues as reported	$2,789.8
Adjustments:
Revenues from Cingular	333.2

Revenues excluding Cingular (a non-GAAP measure)	$2,456.6

Fourth Quarter 2005
Revenues as reported	$669.6
Adjustments:
Revenues from Cingular	87.0

Revenues excluding Cingular (a non-GAAP measure)	$582.6

Year to Date 2005
Revenues as reported	$2,582.1
Adjustments:
Revenues from Cingular	410.6

Revenues excluding Cingular (a non-GAAP measure)	$2,171.5

The Company uses revenues excluding Cingular to assess the revenue growth of the business excluding the impact of Cingular’s migration of acquired subscribers off AT&T Wireless’ billing and customer care systems that was announced in 2004. Before the acquisition of AT&T Wireless by Cingular in 2004, AT&T Wireless was Convergys’ largest client. For the first year after the merger, the Company experienced a decline in customer care revenue primarily as a result of business changes instituted by Cingular related to former AT&T Wireless operations. Over the past year, the Company has been assisting Cingular with migrating subscribers off the AT&T Wireless billing system that Convergys supports onto Cingular’s in-house systems, one of which Convergys continues to support. As a result of this migration, data processing revenues from Cingular have declined. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, revenues excluding Cingular, and the GAAP measure, revenues, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Convergys Corporation

Reconciliation of GAAP Earnings to Earnings Excluding Non-cash Stock- based Compensation Expense

In Millions Except Per Share Amounts

(Unaudited)

	Income (Loss) Before Tax	Income Tax (Expense)/ Benefit	Net Income (Loss)	Diluted EPS
Year to Date 2006
Results as reported under U.S. GAAP	$244.6	$(78.4)	$166.2	$1.17
Adjustments:
Non-cash stock-based compensation (excludes amounts included in restructuring of $2.8)	28.5	(9.1)	19.4	0.14

Results excluding non-cash stock-based compensation expense (a non-GAAP measure)	$273.1	$(87.5)	$185.6	$1.31

Year to Date 2005
Results as reported under U.S. GAAP	$213.4	$(90.8)	$122.6	$0.86
Adjustments:
Non-cash stock-based compensation (excludes amounts included in restructuring of $2.5)	21.0	(7.7)	13.3	0.09

Results excluding non-cash stock-based compensation expense (a non-GAAP measure)	$234.4	$(98.5)	$135.9	$0.95

Earnings excluding non-cash stock-based compensation expense - Management uses earnings excluding non-cash stock-based compensation expense to compare operating results to competitors, without regard to the impact of various long-term incentive plans, including stock option and restricted stock compensation approaches. Management believes the stock-based compensation plans of competitors vary, and, therefore, comparison of the Company’s results to those of its competitors on a GAAP EPS basis alone would not be as useful, particularly during the transition to SFAS 123(R) reporting. Management also believes excluding these expenses facilitates comparison to the Company’s historical operating performance. For this latter reason, Management does not allocate these expenses to the Company’s segment results, and excludes these expenses from internal analysis of business segment results. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by utilizing both the non-GAAP measures, earnings excluding non-cash stock-based compensation expense, and the GAAP measures, income before tax, net income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purpose described above.